Exhibit 10.16

March 6, 2020

VIA ELECTRONIC MAIL

Kent Cheng
kent1.cheng@gmail.com

RE: Offer of Employment

Dear Kent:

It is our pleasure to offer you the position of Global Controller with eXp Realty, LLC. commencing on March 30, 2020. This position reports directly to Alan Goldman, CAO. We have big plans and aspirations as a company and we look forward to your help in reaching those goals.

This offer of employment is contingent upon your execution of the standard eXp Non-Disclosure and Proprietary Rights Agreement, acceptable results from a background investigation, and eligibility to work in the United States. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or your employment may be terminated.

The following is a summary of the terms and provisions of this offer of employment:

BASE SALARY: If you decide to join us, you will receive an initial starting salary of $9,230.77 ($240,000 annualized), which will be paid bi-weekly in accordance with the Company's normal payroll procedures. Your base salary and any other amounts or benefits you are entitled to receive from the Company will be paid or provided to you less applicable withholdings.

BONUS: You will be eligible to receive up to 50% of that annual base salary as an annual bonus, based on achieving certain milestones to be established on a quarterly basis.

In addition you will receive a one time sign on bonus, in the gross amount of $30,000,  which shall be paid on the June 26, 2020 pay date.

You must remain continuously employed through the bonus payment date to be eligible to receive the bonus payment.

EQUITY COMPENSATION: In consideration for your service , you will receive an option grant to purchase 50,000 shares of EXPI common stock ("Option Grant") at an exercise price equal to the fair market value of such stock on your first day of employment. The Option Grant shall vest 1/16th upon the completion of each three-month period commencing at the start date of your employment, such that the entire Option Grant shall be fully vested after four (4) years of continuous employment with eXp. The Option Grant is made pursuant and subject to the Company's 2015 Equity Incentive Plan (the "Plan").

BENEFITS: You are initially eligible for our Flexible Time Off (FTO) program, in addition to 8 observed Holidays. As a regular, full-time employee, you will become eligible for certain company-sponsored benefits the first of the month following the date of hire.

AT WILL EMPLOYMENT: Employment with the Company is “at-will” and may be terminated by either you or the Company at any time, for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by your acceptance of this offer. In fact, the at-will status of your employment may only be altered through a written agreement signed by you and an authorized executive-level representative of the Company. This means that no other act or circumstance arising out of your employment with the Company (including, but not limited to, the length of employment, statements on performance reviews, promotions, salary increases, express or implied assurances, or any other conduct) can alter the at-will relationship between you and the Company.

OUTSIDE BUSINESS ACTIVITIES: Because of the nature of the Company’s business, outside activities (including, for example, sitting on the board of another company) may present many areas of actual or potential conflict. If you wish to engage in any outside activities that take time away from your job at the Company, create a possible conflict with the Company or are related in any way to the Company’s business, you must disclose these activities to the Company immediately and prior to your start date.

We are excited that you are joining eXp Realty.! We look forward to working with you and hope you will find your employment with us a truly rewarding experience. This offer will remain effective for seven (7) days from the date shown above.

AGREED TO AND ACCEPTED BY

eXp Realty, LLC, a Washington limited liability company /s/ Glenn Sanford By: Glenn Sanford Title: CEO/Found World Holdings, Inc.	Kent Cheng /s/ Kent Cheng Date: March 9, 2020